                           RANGE RESOURCES CORPORATION

                                CODE OF BUSINESS

                               CONDUCT AND ETHICS

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
I.       INTRODUCTION...............................................................................     1

II.      COMPLIANCE WITH THE LAW....................................................................     1

III.     "CONFLICT OF INTEREST" AND HOW TO AVOID IT.................................................     1

         A.       General Guidance..................................................................     1
         B.       Outside Employment................................................................     1
         C.       Board Memberships.................................................................     2
         D.       Family Members and Close Personal Relationships...................................     2
         E.       Investments.......................................................................     2
         F.       Gifts.............................................................................     2
                  1.       Gifts to Employees.......................................................     2
                  2.       Gifts Given by the Company...............................................     2
         G.       Entertainment.....................................................................     3
                  1.       Entertainment of Employees...............................................     3
                  2.       Entertainment by the Company.............................................     3
         H.       Travel............................................................................     3
                  1.       Acceptance of Travel Expenses............................................     3
                  2.       Providing Travel.........................................................     3

IV.      TAKING COMPANY BUSINESS OPPORTUNITIES......................................................     3

V.       PROTECTION OF COMPANY PROPERTY AND ASSETS..................................................     3

VI.      PROPRIETARY INFORMATION....................................................................     4

VII.     INSIDE INFORMATION AND SECURITIES TRADING..................................................     4

VIII.    FAIR COMPETITION...........................................................................     4

IX.      RESPONSIBILITY TO THE COMPANY'S EMPLOYEES..................................................     5

X.       ACCURACY AND RETENTION OF BUSINESS RECORDS.................................................     5

         A.       General...........................................................................     5
         B.       Records Retention.................................................................     5
         C.       Additional Requirements for Senior Financial Officers.............................     6

XI.      ENFORCEMENT................................................................................     6

         A.       Where to Go With a Question, Concern or to Report a Violation.....................     6
         B.       Receipt and Acknowledgement.......................................................     7
         C.       Waivers of the Code...............................................................     7
         D.       Violations of the Code............................................................     7

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       INTRODUCTION

This CODE OF BUSINESS CONDUCT AND ETHICS (the "Code") applies to Range Resources Corporation and its subsidiaries (collectively, the "Company") and the Company's directors, officers and employees. All Company personnel must comply with the Code. Because any illegal or unethical action, or the appearance of misconduct or impropriety by anyone acting on the Company's behalf, is unacceptable, the Code should also be followed, where appropriate, by the Company's agents and representatives, including consultants where specifically required. When the word "you" is used below it includes all employees, directors and consultants.

The Code, however, is not intended to be a comprehensive manual that covers every situation you might encounter. In many cases, more specific requirements are contained in the various corporate policies, procedures and guidelines, which you can obtain from your supervisor or through the Human Resources Department.

II.      COMPLIANCE WITH THE LAW

It is the policy of the Company that its business will be conducted in accordance with all applicable federal, state and local laws and regulations, as well as applicable laws and regulations of foreign jurisdictions, and in a manner that will always reflect a high standard of ethics. The laws and regulations applicable to the Company are far reaching and complex. Compliance with the law does not comprise our entire ethical responsibility; rather, it is a minimum, essential condition for performance of our duties. Perceived pressure from supervisors or demands due to business conditions are not excuses for violating the law. Any questions or concerns about the legality of an action should be addressed with the Officer in charge of compliance ("Compliance Officer") as specifically designated by the Board of Directors of the Company (the "Board").

III.     "CONFLICT OF INTEREST" AND HOW TO AVOID IT

         A.       GENERAL GUIDANCE

Business decisions and actions must be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors, regulators or other employees must not affect your independent and sound judgment on behalf of the Company. General guidelines to help you better understand several of the most common examples of situations that may cause a conflict of interest are listed below. However, you are required to disclose to the Compliance Officer any situation that may be, or appear to be, a conflict of interest. When in doubt, it is best to disclose.

         B.       OUTSIDE EMPLOYMENT

Employees may not work for or receive payments for services from any competitor, customer, distributor or supplier of the Company without the explicit approval of the Compliance Officer.

Any such approval must be documented. Any outside activity must be strictly separated from the Company employment and should not harm your job performance at the Company.

         C.       BOARD MEMBERSHIPS

Employees accepting a seat on the board of directors of an outside company requires the advance written approval of the Compliance Officer and the Chief Executive Officer. Helping the community by serving on boards of charitable, governmental, non-profit, community or other similar organizations is encouraged, and does not require prior approval. Employees must, however, notify in writing the Compliance Officer if the employee currently serves or accepts a seat on such boards. Directors accepting a seat on the board of directors of an outside company (whether a for-profit or not-for-profit company) may do so at their discretion, but must notify the Compliance Officer in writing.

         D.       FAMILY MEMBERS AND CLOSE PERSONAL RELATIONSHIPS

You may not use personal influence to direct Company business to a company in which you, any family member or any personal friend has an interest. If you are aware that the Company is engaged in or may be contemplating any business with such a company, you must provide written notice of your relationship to the Compliance Officer.

         E.       INVESTMENTS

You may not allow your personal investments to influence, or appear to influence, your independent judgment on behalf of the Company. If there is any doubt about how an investment might be perceived, or if your investment exceeds 5% of the equity interest of any entity in the oil and gas industry or related industries, it should be disclosed in writing to the Compliance Officer. Consultants may have ore restrictive provisions as evidenced by their written agreements.

         F.       GIFTS

                  1.       GIFTS TO EMPLOYEES

You may not accept kickbacks, lavish gifts or gratuities. You may accept items of nominal value, however, you may not accept anything that might make it appear that your judgment for the Company would be compromised.

In some rare situations, it would be impractical or harmful to refuse or return a gift. When this happens, discuss the situation with the Compliance Officer.

                  2.       GIFTS GIVEN BY THE COMPANY

Some business situations call for giving gifts. The Company's gifts must be legal and reasonable. Any individual gift costing over $200 must be and approved in writing by the Compliance Officer.

You may not provide any gift if it is prohibited by law or, to your knowledge, the policy of the recipient's organization. For example, the employees of many governmental entities around the world are prohibited from accepting gifts. If in doubt, check with the Compliance Officer first.

         G.       ENTERTAINMENT

                  1.       ENTERTAINMENT OF EMPLOYEES

You may accept entertainment that is reasonable in the context of the business and that advances the Company's interests. For example, accompanying a business associate to a local cultural or sporting event, or to a business meal, would in most cases be acceptable.

Entertainment that is lavish or frequent may appear to influence your independent judgment on behalf of the Company. Accepting entertainment that may appear inappropriate should be approved in writing in advance by the Compliance Officer.

                  2.       ENTERTAINMENT BY THE COMPANY

You may provide entertainment that is reasonable in the context of the Company's business. You must, however, obtain advance approval in writing from the Compliance Officer if such entertainment involves activities outside customary business meals, local cultural or sporting events.

         H.       TRAVEL

                  1.       ACCEPTANCE OF TRAVEL EXPENSES

You may accept transportation and lodging provided by a Company supplier or other third party, if the trip is for business. Any such travel and lodging in excess of $500 must be approved in writing in advance by the Compliance Officer.

                  2.       PROVIDING TRAVEL

Unless prohibited by law or, to your knowledge, the policy of the recipient's organization, the Company may pay the transportation and lodging expenses incurred by customers, agents or suppliers in connection with a visit to a Company facility or other Company business. The visit must be for a business purpose and must be approved in writing in advance by the Compliance Officer if such expenses will exceed $500 per person, unless such expenses have been specifically approved by the Board of Directors.

IV.      TAKING COMPANY BUSINESS OPPORTUNITIES

You may not take for yourself opportunities that rightfully belong to the Company. These opportunities rightfully belong to the Company when, for example, the Company has pursued the opportunity, when it has been offered to the Company, when it is the kind of business the Company competes in, when the Company has funded it, when the Company has devoted facilities or personnel to develop it, or when it is in the same line of business as the Company's business.

V.       PROTECTION OF COMPANY PROPERTY AND ASSETS

You have a responsibility to protect the Company's assets from loss, damage, misuse or theft. The Company's assets, such as funds, products or computers, may only be used for business purposes and other purposes approved by an officer of the Company. The Company's assets may never be used for illegal purposes. The Company's property should not be taken out of Company facilities for use outside of the normal course of Company business unless necessary and authorized by your supervisor or an officer of the Company in connection with Company work.

VI.      PROPRIETARY INFORMATION

All confidential or proprietary information of the Company must be protected. Confidential information includes, for example, pricing, inventions, financial data, trade secrets and know-how, acquisition and divestiture opportunities, marketing and sales programs, research and development information and customer and supplier information. Confidential information also includes information that suppliers and customers have entrusted to us.

You must not disclose the Company's confidential or proprietary information to anyone within or outside of the Company unless the recipient will generally need this information to carry out his or her assigned responsibilities as an employee of the Company, or as an outsider who has been properly authorized by an officer of the Company to receive such information. Inquiries from the press, media, investors or the public regarding the Company should only be answered by the officers or employees designated to respond to such inquiries. The obligation not to disclose the Company's confidential or proprietary information continues for three years after employment with the Company terminates unless otherwise specifically provided in writing.

VII.     INSIDE INFORMATION AND SECURITIES TRADING

In the course of business activities, you may become aware of nonpublic information regarding the business, operations or securities of the Company. The United States securities laws prohibit the trading of securities on the basis of such nonpublic information (often called "inside information") if it is material. Information is deemed to be material if an investor would consider it important in deciding whether to buy, sell, or hold securities. Information is considered to be nonpublic unless it has been adequately disclosed to the public and there has been sufficient time and opportunity for the market as a whole to assimilate the information. Generally, this means that the information has been available to the public for at least one full business day following the day it is released.

VIII.    FAIR COMPETITION

You should never use any illegal or unethical method to gather competitive information. Stealing or possessing proprietary information or trade secret information that was obtained without consent or inducing such disclosures by past or present employees of other companies is prohibited. Additionally, the Company and its employees are required to comply with state and federal antitrust and unfair competition laws, as well as applicable antitrust and unfair competition laws of other countries in which the Company does business. Anyone who questions whether a contemplated action may violate fair competition laws should speak to the Compliance Officer.

IX.      RESPONSIBILITY TO THE COMPANY'S EMPLOYEES

The Company is committed to treating all employees and consultants with honesty, fairness and respect, and providing a safe and healthy work environment. Abusive, harassing or offensive conduct is unacceptable, whether verbal or physical. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. The Company will not tolerate discrimination or harassment on the basis of race, religion, national origin, sex, age, physical or mental disability, marital status, sexual orientation or any other protected class in dealing with employees, customers, suppliers or any other business contacts. The Company will not tolerate, condone or allow sexual harassment whether engaged in by co-workers, supervisors, customers, or other non-employees who conduct business with the Company. Employees and consultants are directed to report harassment when it occurs to Human Resources or a Company officer.

Additionally, the Company is committed to providing all employees and others who are on Company property with a safe and secure environment. Accordingly, all personnel will comply with all health and safety laws and regulations as well as Company policies governing health and safety. All personnel are responsible for immediately reporting accidents, injuries and unsafe equipment, practices or conditions to a supervisor, Human Resources or Company officer.

X.       ACCURACY AND RETENTION OF BUSINESS RECORDS

         A.       GENERAL

Accounting standards and applicable United States laws require that transactions and events relating to the Company's operations and assets must be properly recorded in the books and accounts of the Company and accurately reported in the applicable reports required by and filed with the Securities and Exchange Commission (the "SEC") and other United States regulatory agencies. As a result, all officers of the Company and all financial personnel shall make and retain books, records and accounts that, in reasonable detail, accurately, completely and objectively reflect transactions and events, and conform both to required accounting principles and to the Company's systems of internal controls. No false or artificial entries may be made. No entry may be made or recorded in the Company's books and records or reported in any disclosure document that misrepresents, omits, hides or disguises the true nature of the event or transaction, and all material entries and reports must be made in a timely manner. All personnel are responsible for immediately reporting any concerns about the Company's financial records and its accounting, internal accounting controls and auditing procedures to a Company Officer.

         B.       RECORDS RETENTION

Certain documents and other records of the Company must be retained for various periods of time under legal and regulatory requirements. All records of the Company should be maintained in accordance with the Company's record retention guidelines. In any event, you must not destroy, shred or alter records that are in any way related to a threatened, imminent or pending legal or administrative proceeding, litigation, audit or investigation. Employees who become aware of such a proceeding, litigation, audit or investigation must immediately contact the Compliance Officer. Employees should consult their supervisor or a Company officer for questions related to the Company's record retention guidelines or the propriety of disposing of a Company document or record.

         C.       ADDITIONAL REQUIREMENTS FOR FINANCIAL REPORTING

In addition to the requirements specified elsewhere in this Code, the Company's officers including but not limited to, its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions, shall be responsible for the following:

         - conducting themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - compiling full, fair, accurate, timely and understandable disclosure in the periodic reports of the Company filed with or submitted to the SEC and in other public communications made by the Company;

         - complying with applicable governmental laws, rules and regulations; and

         -    promptly reporting any violations of this Code.

XI.      ENFORCEMENT

The Company's management is charged by the Board of Directors with ensuring that this Code and the Company's corporate policies will govern, without exception, all business activities of the Company.

         A.       WHERE TO GO WITH A QUESTION, CONCERN OR TO REPORT A VIOLATION

If you need an explanation or you want to know if a provision of the Code applies to a particular situation, the best place to start is with your supervisor or the Human Resources Department.

If you believe a fellow employee, consultant or director is violating the Code or otherwise acting in an illegal or unethical manner, you must report it. Doing so will not be considered an act of disloyalty, but an action which shows your sense of responsibility and fairness to the Company's customers, shareholders and fellow employees. You also help safeguard the reputation and the assets of the Company.

Reporting violations of the Code is also necessary because in some cases failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted. Violations of the Code may cause an employee, officer or director to be subject to appropriate action, up to and including disciplinary action or immediate termination.

Violations may be reported to your supervisor, the Human Resources Department or an officer of the Company. If you do not believe that the violation has been adequately addressed, report the violation to the Compliance Officer. Your report will be investigated with confidentiality and you will be protected from retaliation. If you are concerned about confidentiality, you can anonymously make a report by following the Company's Anonymous Hotline. It is unacceptable to file a report if you know it is false, and doing so will subject you to discipline.

         B.       RECEIPT AND ACKNOWLEDGEMENT

The attached Receipt and Acknowledgement is required to be completed by ALL Company employees, consultants and directors personnel acknowledging understanding of and compliance with the Code. Please return the certificate to the Human Resources Department.

         C.       WAIVERS OF THE CODE

In certain extraordinary situations, a waiver of a provision of the Code may be granted. Contact the Compliance Officer if you believe special circumstances warrant a waiver of any of the Code's provisions. ANY WAIVER OF THE CODE FOR EXECUTIVE OFFICERS OR DIRECTORS MAY BE MADE ONLY BY THE COMPANY'S BOARD OF DIRECTORS OR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. WAIVERS WILL BE PROMPTLY DISCLOSED AS REQUIRED BY APPLICABLE LAWS AND REGULATIONS.

         D.       VIOLATIONS OF THE CODE

Violations of the Code will not be tolerated by the Company. Reported violations or apparent violations will be reviewed by Company management and appropriate disciplinary action will be taken, up to and including termination of employment or service with the Company.

RECEIPT AND ACKNOWLEDGEMENT

I acknowledge that I have received my personal copy of Range Resources Corporation's Code of Business Conduct and Ethics (the "Code"). I understand that each Company employee, officer, director, agent, consultant or representative is responsible for knowing and adhering to the letter and spirit of the Code. I also acknowledge that it is my responsibility to report promptly to an officer of Range any violation of the Code of which I have knowledge.

Signature: ____________________________

Print Name: ___________________________

Date: _________________________________